Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

December 20, 2013

Board of Directors
Idaho North Resources Corp.
2555 West Palais Drive
Coeur d’Alene, ID   83815

RE:	IDAHO NORTH RESOURCES CORP.
Post Effective Amendment to Form S-1 Registration Statement
SEC File No. 333-185140

Ladies/Gentlemen:

I have acted as counsel for Idaho North Resources Corp., an Idaho company (the “Company”), in connection with the preparation of a post-effective amendment to its registration statement on Form S-1 (the “Registration Statement”) in connection with a proposed public offering by certain shareholders of 4,926,200 shares of the Company’s common stock, $0.01 par value per share and 1,462,500 shares of common stock issuable upon the exercise of certain warrants (collectively, the “Shares”).  The Shares will be offered at the prevailing market price.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion.  In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies.  I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of Idaho are concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of Idaho.

2.	The Shares described in the Registration Statement will be, when sold, duly authorized, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak